Exhibit 99.2

FINAL TRANSCRIPT

IWOV – Interwoven Preliminary First Quarter 2003 Results Conference Call

CORPORATE PARTICIPANTS

David Allen

SVP and CFO – Interwoven

CONFERENCE CALL PARTICIPANTS

Steve Sigmund

RBC Capital Markets – Analyst

Keith Gay

Thomas Weisel Partners – Analyst

Mark Schappel

McDonald Investments – Analyst

Steven Ashley

Robert W. Baird & Co. – Analyst

Amy Feng

JMP Securities – Analyst

PRESENTATION

Operator

Stand by, ready to begin. Good afternoon everyone and welcome to the Interwoven 2003, quarter one preliminary earnings release conference call. This call is being recorded. The reply will be available through Friday, April 4th by dialing 719-457-0820, again 719-457-0820 by entering the pass code, 496201. At this time, I would like to turn the call over to Mr. David Allen, Senior Vice President and Chief Financial Officer with Interwoven. Please go ahead sir.

David Allen – SVP and CFO – Interwoven

Good afternoon and welcome. I’m Dave Allen, Chief Financial Officer, this afternoon we issued a press release on PR Newswire announcing Interwoven’s preliminary first quarter 2003 financial results. Let me start by informing you that the following presentation contains forward-looking statements, including projections about Interwoven’s future performance. Interwoven disclaims any obligations to update these forward-looking statements. You should be aware that many factors could cause actual results to differ materially from those anticipated in these forward-looking statements. We direct your attention to our recent filings with the SEC, including our form 10-K and forms 10-Q which contain meaningful, cautionary statements under factors affecting future results and elsewhere. In the future, Interwoven will make other filings with the SEC from time to time, including Form 10-Q that will update the cautionary disclosure. These filings are available on the SEC’s web site.

And also as a reminder, on April 17th, we will release our full Q1 2003 earnings and will hold our normal scheduled teleconference to review the financial Q1 results in detail.

So for the quarter here our preliminary estimate is that total Q1 2003 revenues will be in the range of $24.5 million to $25.5 million as compared to our guidance of $28.5 million to $30.5 million at the end of last quarter. We expect the license portion of revenue for the quarter to be approximately $9 million. Our preliminary estimate of our Q1 pro forma net loss per share, and that’s excluding non-cash charges related to stock-based compensation and acquisition-related charges, and restructuring charges are expected to be in the range of seven to eight cents per share for the quarter.

The GAAP loss per share will be an additional two cents over the pro forma range that I just gave you.

And finally we’re estimating our cash balance at the end of the quarter to be about $177 million, and that’s a $5 million reduction from the prior quarter, which is really very good considering two-

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IWOV – Interwoven Preliminary First Quarter 2003 Results Conference Call

and-a-half million of that $5 million reduction was used to pay off capitalize facility lease commitments.

Now we will provide you with a customary quarterly performance metrics in our conference call on April 17th, but for now, let me give you a few high-level comments on our observations of the sales activity in Q1.

First, we did see a softening in our projected quarter sales in both North America and Europe in the last two weeks of the quarter, because of deferred buying decisions and delayed purchasing actions due to uncertainty around the economy. And for the most part, few deals were lost or cancelled, rather they were delayed. So in essence, the business is still there.

And on a more somber note, we were also impacted at quarter-end in Asia by the SARS virus. Two of our key employees who were close to revenue for Q1 have been struck by the SARS virus. We’re all quite anxious about this situation, obviously, and we’re wondering about the current status of these two individuals, as it is not clear right now. So we certainly wish them a very speedy recovery.

On the positive side, we did close many new customers in the quarter, including Phillips Van Heusen and Sony and the Bank of Tokyo among many others. Additionally, our sales pipeline going into Q2 has grown in overall size, and pipeline maturity, since the same time last quarter, which supports most of the comments we’re hearing from our customers about their overall spending plans on content management for the year. It’s really quite positive.

So it’s for these reasons that our current outlook on our business prospects for the year is still favorable, despite a slow start out of the blocks in this Q1.

Finally also wanted to announce today that John Van Siclen has resigned as our President and Chief Executive Officer. John made numerous, very positive contributions and we’ll all miss him. We really do wish him the best.

Martin Brauns, Interwoven’s Chairman of the Board, most of you do know Martin will serve as our interim CEO until a permanent successor is named. The search has begun for the new CEO. Martin has hit the ground running in the last couple of days, connecting with the employees on key marketing and sales initiatives and he is running a mile a minute as we’re speaking right now. And he is, I can tell you, he is very charged up.

So with that, I’m going to open this up for a few questions.

QUESTION AND ANSWER

Operator

Thank you. Today’s question-and-answer session will be conducted electronically. If you’d like to ask a question, you may do so by pressing the star key, followed by the digit one on your touch-tone phone.

We will come to you in the order that you signal. We’ll pause for one moment to assemble our roster. Once again, star 1.

Our first question comes from Steve Sigmund with RBC Capital Markets.

Steve Sigmund – RBC Capital Markets – Analyst

Thanks. Dave, just one quick question. I realize it’s still preliminary. Could you talk competitively on how you saw win rates shaping up at the end of the quarter? Was this just an issue where it was slow for everybody, or did you see anything specifically change in the competitive environment. And I guess I’m most interested in Documentum.

David Allen – SVP and CFO – Interwoven

Sure. No, we really did not see any change, I would not characterize any change in the quarter whatsoever. With the typical names of the customers — or the competitors that we see. It was really — we could characterize this as, frankly, purchasing agents and buyers saying “I’m not going to work on a sales guy’s schedule, I’m going to do it in my own due course. And, frankly, I don’t have a lot of incentives to buy a lot of things right now with the war the way it is and the economy, so I’m going to hold off.”

I would say the majority I’ve just characterized as follows. So, no, no real change. I would suspect that from what I’ve heard, from what I’ve just told you, that it will be very consistent throughout the industry.

Steve Sigmund – RBC Capital Markets – Analyst

And Dave, just on the cash. It looks like about a dollar seventy per share. Do you have a sense as to what the cash burn should look like for the balance of 2003? It sounds like you’re still very optimistic on the pipeline. Is this the bottom cash level? And, if not, where do you think that might be?

David Allen – SVP and CFO – Interwoven

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IWOV – Interwoven Preliminary First Quarter 2003 Results Conference Call

I don’t want to get into the cash burn at the operating level here. Because I think in a couple of weeks we’ll probably talk about that in detail and I do want to have some time to actually look through in more detail forecasts and so forth. But our overall outlook on the year hasn’t materially changed at this point. Now, aside from that we do have, and we talked about last quarter, this facility lease commitment. At the end of last quarter it was about $40 million, and I think we used $2.5 (million) this quarter, so I suspect that the balance is $37.5 million. That’s an obligation over the next seven years or so. So we’ll continue to have that as a cash reduction item. Every quarter for the next few years, obviously.

But, aside from that, I think our overall outlook really hasn’t changed as of this time, and I want to see in the next couple of weeks what the current quarter pipeline looks like, what the impact of the world affairs are on our outlook for the business. But right now I don’t have anything to tell you that we have changed our view on.

Steve Sigmund – RBC Capital Markets – Analyst

OK. Thanks.

Operator

We’ll take our next question from Keith Gay with Thomas Weisel Partners.

Keith Gay – Thomas Weisel Partners – Analyst

Hey Dave. Can you comment on whether you saw, in the government vertical, whether that was any different — can you characterize it as any different from what you saw for, sounds like you said the rest of the pipeline kind of slowed down in the past couple weeks? Was the government any different?

David Allen – SVP and CFO – Interwoven

Yes, Keith, now that you do bring that up, as I think through that, I think everybody does know we have not had in the past a significant amount of our business through the federal government. Although, in the last few quarters we’ve brought a really great team onboard and they have built the pipeline up nicely. So I will tell you that their performance — what their actual performance was to what they thought going in a month ago — wasn’t anywhere near what they had hoped it would be. So they saw things slip there.

Tangential to that, you know that we’ve done extremely well in the past in state and foreign governments. And I don’t have all the details in front of me, but if I’d have to recall, I think we had very little to no business in that sector here this quarter. So, that is an area that I’m going to say in past quarters we’ve done about 5 percent of our business — has been federal, state and foreign governments. And I would say it was close to 0 (percent) this quarter. So, clearly, that area did have an impact.

Keith Gay – Thomas Weisel Partners – Analyst

OK. Would you say that the license revenue line was — how was it tracking through the quarter? And do you blame most of this miss on the closure rates during the last couple of weeks, because, you know, clients had — potential customers obviously had an excuse here?

David Allen – SVP and CFO – Interwoven

If we look throughout the majority of the quarter, we saw a decline in our targeted deals that would be forecasted in the quarter that, frankly, was consistent with what you would expect in Q1. You know that Q1, traditionally, even going into it, is a quarter that kind of lacks compelling events. So, you do expect some of that. So, the decline that we saw throughout the majority of the quarter I would say is consistent with our expectations.

Now, in fairness, hopefully — we always hope it’s gonna be a little bit better — but in our expectations it was consistent. It was really in the last couple of weeks, both in Europe and in the U.S., we just saw — typically, you can go into the last week of the quarter; the sales organization to the sales management are really very precise in what they think is gonna closing really in the last week or two. And we saw — I would call it an inordinate amount of business that — where you had the handshaking commitment going in the last couple of weeks could not get over the goal line. So, it was somewhat unusual.

Somewhat characteristic of a year ago, we saw some of this, but even more prevalent.

Keith Gay – Thomas Weisel Partners – Analyst

OK. And do you see this as — it sounds like you said the pipeline was building — but do you contemplate further restructuring here? Or, do you see this as something where you’ll get this business back, and therefore, you don’t need to restructure further?

David Allen – SVP and CFO – Interwoven

Yeah, our outlook — based on the pipeline we have going forward, based on discussions with sales people, and most importantly, as you know, we’ve been very aggressive to have a lot of high-level discussions with our customers — is, even inside the fact that we didn’t have a great quarter, generally is very positive. And so, our outlook hasn’t really changed here right now.

Clearly, we’re on guard here, given our performance and the overall kind of economy situation. But, our outlook with our

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IWOV – Interwoven Preliminary First Quarter 2003 Results Conference Call

pipeline is quite strong. So therefore, at this time we don’t have any plans for any further restructuring. Every manager in the company has constantly been focused for the last couple of quarters on getting the highest productivity out of their group. They’ve done a phenomenal job to date. So today, we’ve got about 585 employees, and I think we started the quarter with about 610 at this time. So, we don’t have any across-the-board restructurings taking place.

Keith Gay – Thomas Weisel Partners – Analyst

Any — just with John’s resignation — any further comment there? Is it for personal reasons, or is he going elsewhere? Or, could you comment further on that.

David Allen – SVP and CFO – Interwoven

Well, you know, John has been just an absolute trooper, all in all, and has thrown his heart and soul into this. And I think John was clearly disappointed in the results here right now, and he, in agreement with the board — I think everybody has agreed the organization needs to change because we feel that if you look at heart of this company — of the products we have, and the customers that we have, the cash we have, and the momentum — honestly, we feel like we should be doing a lot better. And I think John clearly had been frustrated here, and he felt like he could probably get more personal reward in another environment. And so, the board had to deal with that, and Martin had to realize that. But, in the last three days, I’ll tell you, Martin’s very charged up. I haven’t seen him like that in a long time.

Keith Gay – Thomas Weisel Partners – Analyst

OK. Thanks, Dave.

David Allen – SVP and CFO – Interwoven

Um-hmm.

Operator

Just a reminder; to ask a question, press the star key, followed by the digit one.

And we’ll go next to Mark Schappel with McDonald Investments.

Mark Schappel – McDonald Investments – Analyst

Hi, Dave.

Just a couple of questions; most of my questions have been answered. On the restructuring charge, can you give us a little more color on that, and whether we can expect any in any follow-on quarters?

David Allen – SVP and CFO – Interwoven

I don’t — I couldn’t tell you that there would be anything of any magnitude coming up in this quarter that we’re in here right now, and I have no reason to tell you there will be anything in the future; so, no actions or plays to give rise to what would be anything of any significance. In the past quarter here I think the restructuring charge is going to be somewhere between a half million and a million dollars, somewhere along that line, and I think it’s very consistent with the change in headcount that we did see throughout the quarter.

Mark Schappel – McDonald Investments – Analyst

OK, thanks for your help.

David Allen – SVP and CFO – Interwoven

okay.

Operator

And we’ll go next to Steve Ashley with Robert W. Baird.

Steven Ashley – Robert W. Baird & Co. – Analyst

David, with the cash position falling 5 million dollars, was there a further improvement in DSOs in the period?

David Allen – SVP and CFO – Interwoven

I haven’t calculated that yet and so my natural, my instinct, would be to say yes, because of the very positive cash receipts that we had. Now, typically though, when you know how the calculation works when you do DSOs. When you have a reduction in revenues period over period, it typically works against you, so I have done some rough estimates and I would tell you, I think there’s a good chance it’s still very much within the guidelines we’ve always said of 75 days, even though we had the sequential decrease in our revenues in Q1 over Q4. I mean, the collections were phenomenal. I think they speak for itself when you look at our overall net cash balance. I’ve got a fantastic team that is all over the collections and you know what, it really helps when your product works really well and customers are willing to pay you quickly.

Steven Ashley – Robert W. Baird & Co. – Analyst

Were there any large deals in the period?

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IWOV – Interwoven Preliminary First Quarter 2003 Results Conference Call

David Allen – SVP and CFO – Interwoven

No, no, we had no million dollar deals in the period. We had a couple of deals in the $4(00 K) or $500 K range and you know, that’s been very consistent with the last few quarters.

Steven Ashley – Robert W. Baird & Co. – Analyst

And maintenance renewal rate, can you give us any color on what that might have been?

David Allen – SVP and CFO – Interwoven

Yeah, I think it’s still hovering in the 90 percent range and our maintenance renewal dollars are really quite strong.

Steven Ashley – Robert W. Baird & Co. – Analyst

Thank you very much.

David Allen – SVP and CFO – Interwoven

Sure thing.

Operator

Just a reminder, star one to ask a question. And we’ll go now to Amy Feng with JMP Securities.

Amy Feng – JMP Securities – Analyst

Yes, hey Dave, I wanted to ask you in addition to John resigning, are there any other changes, like in your sales organization, or are there any other management changes?

David Allen – SVP and CFO – Interwoven

Yes there are. The first thing that Martin really wanted to do and he spent the majority of his time with the sales organization and the key sales people. And he really felt like he needed to flatten the sales organization to make sure all of the field sales people were far closer to marketing and particularly himself, so he’s flattened the management organization and we no longer have a world wide Senior VP of worldwide sales, so, right now Martin has the three theatre VP’s reporting to him, being EMEA, Asia-Pac, and the Americas and I’ll tell you what, we’ve got great strong people in those three positions, so Martin’s very happy with his team he’s got going for it.

Amy Feng – JMP Securities – Analyst

Okay, great. Thank you.

David Allen – SVP and CFO – Interwoven

Okay.

Operator

As a reminder, press star, one. [Inaudible]

David Allen – SVP and CFO – Interwoven

Okay great, Kathy, I think we’ve answered all of the questions here at this time and I want to thank everybody for joining us today and very much look forward to being in touch with you in a couple of weeks. I’m sure Martin is going to join us and is looking forward to it himself, so everybody have a good afternoon.

Operator

And that concludes today’s conference call. You may disconnect at this time.